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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 14A



                    INFORMATION REQUIRED IN PROXY STATEMENT



                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

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Check the appropriate box:


[ ] Preliminary Proxy Statement                [ ] Confidential, For Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material under Rule 14a-12


                         BARRETT RESOURCES CORPORATION
                (Name of Registrant as Specified in its Charter)



   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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             pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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[ ]  Fee paid previously with preliminary materials.

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     previously. Identify the previous filing by registration statement number,
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FOR IMMEDIATE RELEASE

CONTACT:
Frank Keller/Robert Howard                Paul Verbinnen/David Reno/Jonathan
Barrett Resources                         Gasthalter Citigate Sard Verbinnen
303-572-3900                              212-687-8080

                   BARRETT RESOURCES TAKES ADDITIONAL STEPS
                         TO MAXIMIZE SHAREHOLDER VALUE

     Amends Bylaws To Expand Shareholders' Ability To Act By Written Consent

     DENVER, CO - March 14, 2001 - Barrett Resources Corporation (NYSE: BRR) today announced that its Board of Directors has amended the Company's Bylaws to remove certain long-standing provisions relating to the ability of shareholders to take action by written consent. The deleted provisions required 60 days' advance notice for the nomination of directors by written consent and prohibited shareholders from amending the Bylaws without convening a shareholder meeting.

     "As we announced on March 8, we are pursuing an orderly process designed to maximize shareholder value," said Peter A. Dea, Chairman and Chief Executive Officer of Barrett. "The process, which includes seeking proposals from a number of qualified parties, has already commenced. The Bylaw changes are shareholder friendly and consistent with our focus on maximizing shareholder value."

     Commenting on Shell Oil Company's unsolicited tender offer, Dea said, "We continue to urge the Company's shareholders to take no action with respect to their holdings of Barrett until the Board has rendered a formal recommendation with respect to the Shell offer as required by law."

     Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, and Oklahoma and the Gulf of Mexico region of offshore Texas and Louisiana. For additional information about Barrett, please visit our Web site at www.brr.com.

Forward-Looking Statements
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This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such projections or statements include the Company's current views with respect to future events, financial performance, Board decisions with respect to modifying the process described herein, and expectations of responses by potential qualified parties. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

                                     # # #



IN RESPONSE TO THE TENDER OFFER COMMENCED BY SHELL OIL COMPANY THROUGH ITS INDIRECT WHOLLY OWNED SUBSIDIARY SRM ACQUISITION COMPANY ON MARCH 12, 2001, BARRETT RESOURCES CORPORATION WILL FILE WITH THE SEC ITS RECOMMENDATION TO STOCKHOLDERS REGARDING THE TENDER OFFER. IN RESPONSE TO ANY CONSENT SOLICITATION THAT MAY BE COMMENCED BY SHELL AND SRM ACQUISITION IN CONNECTION WITH THE TENDER OFFER, BARRETT WOULD FILE WITH THE SEC ANY CONSENT REVOCATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS THAT MAY BE PREPARED BY BARRETT IN RESPONSE TO SHELL'S CONSENT SOLICITATION.

STOCKHOLDERS AND INVESTORS ARE STRONGLY ADVISED TO READ ANY DEFINITIVE CONSENT REVOCATION STATEMENT, IF AND WHEN IT IS FILED AND BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. ANY DEFINITIVE CONSENT REVOCATION STATEMENT WOULD BE FILED BY BARRETT WITH THE SEC. STOCKHOLDERS AND INVESTORS WILL BE ABLE TO OBTAIN A FREE COPY OF THE CONSENT REVOCATION STATEMENT (IF AND WHEN FILED AND AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE AT WWW.SEC.GOV. ANY DEFINITIVE CONSENT REVOCATION STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING A REQUEST TO BARRETT RESOURCES CORPORATION -- INVESTOR RELATIONS AT (303) 572-3900.


                     CERTAIN INFORMATION REGARDING PERSONS
                     WHO MAY BE DEEMED TO BE PARTICIPANTS

Barrett, its directors and certain of its executive officers may be deemed to be participants in any solicitation of consent revocations made in response to any consent solicitation that may be conducted by Shell and SRM Acquisition.

Information regarding shares of Barrett common stock, par value $0.01 per share, beneficially owned by Barrett's directors and executive officers is included in Barrett's proxy statement for its 2000 annual meeting, filed with the SEC on March 29, 2000, and in filings made by Barrett's directors and executive officers with the SEC after that date. Barrett's proxy statement for its 2000 annual meeting can be obtained on the SEC's web site at www.sec.gov. Free copies of that proxy statement and any subsequent filing made by Barrett's directors and executive officers in respect of their beneficial ownership of the common stock can be obtained by directing a request to Barrett Resources Corporation -- Investor Relations at (303) 572-3900.